CAPSTONE GROWTH FUND, INC.

                             ARTICLES OF AMENDMENT


     Capstone Growth Fund, Inc., a Maryland corporation, having its principal office in Baltimore, Maryland (hereinafter called the "Corporation"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

     FIRST: Paragraph 2.1 of Article II of the Articles of Incorporation of the Corporation, as amended by Articles of Amendment filed with the State Department of Assessments and Taxation of Maryland on September 6, 1994, is hereby further amended by striking out paragraph 2.1 of Article II and inserting in lieu thereof the following:

     2.1 Name. The name of the corporation is Capstone Series Fund, Inc. (the "Corporation").

     SECOND: The Corporation's initial, and previously its sole, series of shares of capital stock, consisting of all the Corporation's authorized shares of capital stock, currently twenty-five million (25,000,000) shares of the par value of one tenth of one cent ($0.001) per share and of the aggregate par value of twenty-five thousand dollars ($25,000) all of one class designated as Common Stock, which series was previously designated as Capstone Growth Fund, Inc., is hereby redesignated as Capstone Growth Fund.

     THIRD: The foregoing amendments to the Articles of Incorporation of the Corporation, as amended and supplemented, were duly advised and approved by a majority of the entire Board of Directors of the Corporation and are limited to changes expressly permitted by Section 2-605 of the Maryland General Corporation Law to be made without action by the stockholders.


     IN WITNESS WHEREOF, the Corporation has caused these Articles of Amendment to be signed in its name and on its behalf by its Chairman of the Board of Directors who acknowledges these Articles of Amendment to be the act of the Corporation and states that, to the best of his knowledge, information and belief, the matters and facts set forth in these Articles with respect to authorization and approval of these Articles of Amendment are true in all material respects and that this statement is made under the penalties of perjury.

     Dated January 22, 2002.


                                               CAPSTONE GROWTH FUND, INC.

                                           By: ____________________________
                                              Edward L. Jaroski
                                              Chairman of the Board of Directors


Attest:

__________________
Linda G. Giuffre
Secretary










198897.1.03 02/22/02 2:04 PM